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                                                                     EXHIBIT 8.1


                                                                 October 5, 1999
Union Carbide Corporation
39 Old Ridgebury Road
Danbury, CT 06617-0001



          Re:  Form S-4 Registration Statement
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Ladies and Gentlemen:

          We have acted as your counsel in connection with the Registration Statement filed by The Dow Chemical Company on Form S-4 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") and hereby confirm to you that, in our opinion, the discussion under the heading "Material Federal Income Tax Considerations" in the Registration Statement accurately describes the material United States federal income tax consequences of the Merger applicable to Union Carbide, Dow, Transition Sub and the stockholders of Union Carbide, subject to the assumptions and limitations set forth under such heading.

          Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.
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          We hereby consent to the filing with the Securities and Exchange
Commission of this letter as an exhibit to the Registration Statement, and all amendments thereto, and the reference to us in the Registration Statement under the heading "Material Federal Income Tax Considerations." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,


                                         /s/ Sullivan & Cromwell